UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2018

S&W SEED COMPANY
(Exact name of registrant as specified in Its charter)

Nevada	001-34719	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

106 K Street, Suite 300 Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (559) 884-2535

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 2.01    Completion of Acquisition or Disposition of Assets.

On October 25, 2018, S&W Seed Company (the "Company") completed the acquisition of substantially all of the assets of Chromatin, Inc. (together with certain of its subsidiaries and affiliates in receivership, "Chromatin"), as well as the assumption of certain contracts and limited specified liabilities of Chromatin, for an aggregate cash purchase price of approximately $26.5 million (the "Acquisition"), pursuant to the terms of its previously disclosed Asset Purchase Agreement, dated September 14, 2018, with Novo Advisors (f/k/a Turnaround Advisory Group Inc.), solely in its capacity as the receiver for, and on behalf of, Chromatin ("Novo"). The purchase price for the Acquisition was funded by the Company's private placement with MFP Partners, L.P. ("MFP"), pursuant to the Company's previously disclosed Securities Purchase Agreement, dated September 5, 2018, with MFP (the "Securities Purchase Agreement"). One of the Company's directors, Alexander C. Matina, is Vice President of Investments of the general partner of MFP. MFP is the Company's largest shareholder.

Item 3.02    Unregistered Sales of Equity Securities.

On October 23, 2018, the Company completed the second closing of its private placement (the "Second Closing") with MFP pursuant to the terms of the Securities Purchase Agreement. At the Second Closing, the Company issued to MFP 7,235 shares of a newly designated Series A Convertible Preferred Stock at a purchase price of $3,110 per share, for aggregate gross proceeds of approximately $22.5 million. The foregoing shares will automatically convert into shares of the Company's Common Stock (the "Common Stock") at a conversion price of $3.11 per share upon receipt of the stockholder approval summarized in Item 3.03 below.

Item 3.03    Material Modifications to Rights of Security Holders

On October 22, 2018, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the "Certificate of Designation") with the Secretary of State of the State of Nevada, a copy of which is attached hereto as Exhibit 3.1, and designated 7,235 shares of its authorized and unissued preferred stock as Series A Convertible Preferred Stock (the "Preferred Shares").

As set forth in the Certificate of Designation, the Preferred Shares carry no voting rights. A holder of Preferred Shares is entitled to receive any dividend declared and paid to holders of the Common Stock as if such Preferred Shares had been converted into Common Stock. In addition, a holder of Preferred Shares is entitled to a liquidation preference equal to the greater of the issuance price of the Preferred Shares and the payment such holder would have received had the Preferred Shares been converted into shares of Common Stock immediately prior to such liquidation event. Upon receipt of approval of the Company's stockholders for the issuance of all shares of Common Stock otherwise issuable upon the conversion of the Preferred Shares, the Preferred Shares will be automatically converted into shares of Common Stock at the rate of 1,000 shares of Common Stock per Preferred Share.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

The description of the Certificate of Designation and the rights, preferences and privileges of the newly designated Preferred Shares in Item 3.03 above is incorporated by reference into this Item 5.03.

Item 7.01    Regulation FD Disclosure.

The Company intends to hold a conference call on Thursday, November 1, 2018, at 10:00 am Eastern Time to discuss the Acquisition. Prior to conducting the conference call, the Company will issue a press release with information regarding the telephone number and a link for a webcast of the call, as well as information regarding how to access any slides to be presented during the call.

Item 9.01    Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial statements required by this Item 9.01(a) will be filed by amendment not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

The pro forma financial information required by this Item 9.01(b) will be furnished by amendment not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description
2.1

Asset Purchase Agreement by and between the Company and Novo, dated September 14, 2018 (incorporated by reference to Exhibit 2.9 to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 20, 2018).

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S&W SEED COMPANY

Date: October 25, 2018

By: /s/ Matthew K. Szot

Matthew K. Szot
Executive Vice President of Finance and Administration and Chief Financial Officer

3